GENOVESE DRUG STORES, INC.

Exhibit 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(000'S OMITTED, EXCEPT PER SHARE DATA)





                                    Twelve Weeks Ended            Twenty-Eight Weeks Ended
                                 --------------------------     ----------------------------
                                 August 12,      August 13,     August 12,        August 13,
                                    1994            1993           1994              1993
                                 ----------      ----------     ----------        ----------


Primary:

  Weighted average shares
   outstanding (A)                  9,144            9,133          9,141           9,131
  Equivalent shares--dilutive
   stock options--based on
   Treasury stock method using
   average market price              (B)              (B)            (B)             (B)
                                 -----------      ----------     ----------      -----------
                                    9,144            9,133          9,141           9,131
                                 -----------      ----------     ----------      -----------

Net Income                       $  1,438         $  1,382       $  3,136        $  2,864
                                 -----------      ----------     ----------      -----------

Net Income per common share        $ .16            $ .15          $ .34           $  .31
                                   =====            =====          =====           ======


(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend on January 4, 1994.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share.

There is no significant difference between primary and fully diluted net income per common share.